Exhibit 99.1

The New York Times Company Announces Meredith Kopit Levien to Succeed Mark

Thompson as President and Chief Executive Officer

Appointment Effective Sept. 8; Ms. Kopit Levien Will Join The Times Company Board of Directors

NEW YORK – (BUSINESSWIRE) — July 22, 2020 — The New York Times Company (NYSE: NYT) announced today that its chief operating officer, Meredith Kopit Levien, will succeed Mark Thompson as president and chief executive officer, effective Sept. 8. Ms. Kopit Levien, 49, will join The Times Company’s Board and Mr. Thompson will step down as an officer and director of The Times Company.

Ms. Kopit Levien said, “It’s the honor of a lifetime to lead The New York Times. I see a big opportunity to expand journalism’s role in the lives of millions more people around the world, and to invest in product and technology innovation that engages our readers and grows our business. And at a time when the free press remains under pressure, The Times will continue to invest in and defend the high-quality, independent journalism on which our democracy depends.”

Mr. Thompson said, “I’ve chosen this moment to step down because we have achieved everything I set out to do when I joined The Times Company eight years ago — and because I know that in Meredith, I have an outstanding successor who is ready to lead the company on to its next chapter. I am profoundly grateful for the support I have received during my time here, from all of my colleagues, the Ochs-Sulzberger family and from the Board. Their shared commitment to the mission of The Times has enabled us to build the world’s most successful digital news subscription business, helping to sustain the independence and quality of Times journalism for the long term. There’s nothing that makes me more proud than the fact that our newsroom is substantially larger today than when I joined. The world needs Times journalism now more than ever.”

Publisher and Board member A.G. Sulzberger and Brian McAndrews, the Board’s presiding director, led the Board’s succession planning committee.

Mr. Sulzberger said, “After a deliberate succession planning process, the Board unanimously agreed that Meredith was the perfect leader to drive the next phase of growth and transformation at The Times. She has successfully led much of our company’s most important work — from reimagining our advertising business to driving our historic subscription growth to fostering a culture of product innovation. Meredith possesses a deep understanding of The Times’s business and a passion for its journalistic mission. She’s been Mark Thompson’s closest partner over the past seven years and will continue to build on his remarkable legacy.”

Mr. Sulzberger added, “When Mark joined The Times in 2012, the company’s path forward was uncertain. Today, The Times is the most innovative news organization and most successful news business in the world, with more than six million total subscriptions. Mark provided the leadership and strategic insight to guide that digital transformation. Drawing from his own background as a journalist, Mark has done as much as any business leader in the world to prove there is a path forward for quality journalism. A worthy successor is the best parting gift any great leader can give to an organization. We’re deeply grateful to him for all he has done for The New York Times Company.”

Ms. Kopit Levien joined The Times Company in August 2013 as head of advertising. In April 2015, she was named executive vice president and chief revenue officer, responsible for both the subscription and advertising businesses. She became chief operating officer in June 2017, responsible for the company’s digital product efforts.

Before joining The Times, she spent more than five years at Forbes, where she held various roles, including publisher and chief revenue officer. She began her career at the Advisory Board Company in Washington, D.C. and later joined the Advisory Board’s owner and founder at The Atlantic.

Ms. Kopit Levien is a Henry Crown Fellow and an executive committee member of the board of the Ad Council. She received a Bachelor of Arts degree from the University of Virginia.

About The New York Times Company

The New York Times Company (NYSE: NYT) is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesPR.

Investors: Harlan Toplitzky, harlan.toplitzky@nytimes.com

Media: Eileen Murphy, eileen.murphy@nytimes.com or Danielle Rhoades-Ha, danielle.rhoades-ha@nytimes.com